GREENSHIFT RELEASES SHAREHOLDER LETTER

NEW YORK, N.Y., February 7, 2011 – Kevin Kreisler, chairman of GreenShift Corporation (OTC Bulletin Board: GERS), issued the following letter today to the shareholders of GreenShift:

Dear Shareholders:

This is an exciting time for our company. We have focused relentlessly on building shareholder value by increasing sales, executing sufficient new licenses to achieve profitability and reducing debt since our last communication. I am pleased to report that our efforts have been successful: we achieved each of our goals for 2010. This letter is to provide you with an update on our progress, the challenges and opportunities in front of us, and our plans moving forward.

Key Highlights From 2010

New Agreements	We executed seven new corn oil extraction license agreements during 2010 with ethanol producers representing more than 9% of the industry and over 1 billion gallons per year of ethanol production.

Working Capital
Our new agreements and cost controls were sufficient to return us to positive cash flow from operations, thus allowing us to greatly reduce reliance on proceeds from debt and equity financing during the final months of 2010 and moving forward.

Profitability	Our existing agreements provide us with sufficient revenue to generate operating income and, depending upon yield and market prices, pre-tax profit as currently licensed systems commence production.

Debt Reduction
Total debt decreased by about 30%, from about $60 million as of December 31, 2009 to about $40 million as of December 31, 2010. In addition, other liabilities decreased by another $7 million, for a reduction in total liabilities of about $27 million during 2010, from $83 million to about $56 million as of December 31, 2010. About 95% of the debt reduced during 2010 was accomplished without issuance of stock.

Patent Protection	An additional corn oil extraction patent was recently allowed, further strengthening our patent position.

Litigation Partner
We partnered with a leading intellectual property law firm, Cantor Colburn, LLP, to enforce our corn oil extraction patent against accused infringers to protect the competitive advantage of our licensees. Cantor Colburn has been an invaluable partner and we are very pleased to have such a high caliber team behind us on terms that align their interests with our success.

Increased Demand	More and more producers were turning to us for licensing, equipment and technical and marketing support services as of late 2010.

Record Yield
We increased yields for our licensees and demonstrated that a properly designed, capitalized, installed and operated corn oil extraction system can consistently produce more than 0.9 pounds of corn oil per bushel of corn processed – without negatively impacting profat compliance or the value of distillers grain in most areas.

Record Prices
We developed new markets for corn oil through our marketing arm. These markets opened up during 2010 as supplies increased sufficiently to enable new purchasers to switch away from more costly vegetable oils. Increased demand for corn oil in multiple market applications, new and existing, drove prices to record levels by the end of the year, and still higher into 2011.

Record Improvement
As of year end, our patented corn oil extraction technologies were still the single most valuable improvement developed, commercialized and made available to dry mill ethanol producers – adding as much as $0.09 per gallon of ethanol produced in new income with paybacks of less than 1 year.

We accomplished much during 2010, but none of it would have been possible without the continuing strong support and commitment of our financial, legal and other partners; the business and partnership of our licensees; and the hard work of our team. We are very thankful for each of their contributions.

We steered clear of bankruptcy and total loss of shareholder value following the global financial and commodity crisis. We have turned the corner. We are gathering momentum. 2011 is just a month old and we have already executed two new license agreements and had two more patents allowed. We’re just getting started.

Goals Moving Forward

We will improve on our 2010 performance during 2011 by executing licenses with facilities producing a total of 1.3 billion gallons per year of ethanol, corresponding to an additional 9.6% of the total U.S. ethanol production, and by reducing debt by at least 33%.

We will supplement our royalty income by designing and delivering new extraction systems and upgrades, and by providing related technical and marketing support services to maximize the benefits and minimize the costs of corn oil extraction for our clients. We will stay lean but we plan to hire additional technical services support staff in the Mid-West to ensure that our clients receive rapid support as our business continues to grow.

We will also build shareholder value in 2011 by providing our clients with additional process enhancements. Our patented and patent-pending portfolio of Backend Fractionation™ technologies is designed to continue improving the profitability and energy balance of refining corn into fuel. One of the new licenses we executed during 2011 provides for the first-ever commercial deployment of our patent-pending Method II whole stillage extraction process, a technology that is expected to become vital to ethanol producers that sell their distillers grain to the dairy markets. Together, our Method II corn oil extraction process and other Backend Fractionation™ technologies have the capability of maximizing corn oil production, creating valuable new co-products for ethanol producers, and dramatically increasing ethanol producer income while further improving the nutritional profile and value of distillers grain.

Value Creation

In February 2010, the U.S. Environmental Protection Agency published its estimate that 70% of the U.S. ethanol industry will use corn oil extraction technology to produce 40% of America’s biodiesel feedstock by 2022. At the end of 2010, industry publications were predicting the adoption of corn oil extraction technology by the entire industry. If that actually occurs, if our patented technologies actually standardize and shift the majority of the U.S. ethanol industry into increased efficiency and profitability, then we will have fulfilled our founding mission of building value for our clients and shareholders by developing and using technology to catalyze disruptive environmental gain.

We believe that the first, best and most cost-effective way to achieve positive environmental change of any magnitude is to develop technology-driven economic incentives that motivate large groups of people and companies to make incremental environmental contributions that are collectively very significant.

At projected levels of adoption, that is precisely what GreenShift’s patented corn oil extraction technologies will have done by sustainably producing globally-meaningful quantities of new carbon-neutral liquid fuels for distribution through existing supply chains; displacing more than 20 million barrels per year of crude oil; saving trillions of cubic feet per year of natural gas; eliminating tens of millions of metric tons per year of greenhouse gas emissions; and infusing more than $2 billion per year of increased income into the corn ethanol industry – the foundation of North America’s renewable fuel production capability.

One of our most important challenges as we look forward to 2011 and beyond is to convert the value we have brought to the ethanol industry and our clients into increased value for all of our shareholders. Resolving this challenge will require that we execute on our goals, right our balance sheet and simplify our capital structure. We are committed to accomplishing each of these tasks.

Being a first mover with new technology in the renewable fuels industry has been challenging to be sure, and, in hindsight, we made our fair share of mistakes along the way. We invested too aggressively in the development and commercialization of corn oil refining technologies when biodiesel producers were unwilling to commit capital to retooling their plants to refine corn oil and none of the leading biodiesel technology providers were willing to provide a process guaranty. And, we relied too heavily on our financing model and financing commitments given the commodity, policy, legal and other risks, exposing us to the loss of all of our financing and working capital when the market crashed. In the end, we simply borrowed too much as we pushed through and overcame each of the barriers to commercializing our extraction technologies.

Our capital structure will be complicated by the convertible nature of our debt until it is repaid. Dilution resulting from the conversion of some of our debt into stock can be expected between now and full repayment. However, we are committed to minimizing the dilutive expense of these debt conversions. Our key challenge here is to build value at a greater rate than debt is repaid with stock, until we can repay debt from cash flow alone.

On that, there is reason to be hopeful. Returning to positive cash flow allows us to dramatically reduce stock issuances associated with working capital financing moving forward. The vast majority of the debt reduced during 2010 involved no issuance of stock. We are confident that we can improve upon the successes achieved last year on this front, and we are currently evaluating additional opportunities to do so. Further, achieving our sales target for 2011 would be a major accomplishment for GreenShift and its shareholders for many reasons, not the least of which is that doubling penetration would allow us to pay off all remaining debt out of cash flow.

We believe that our market value is suppressed well below where it should be. This situation can only be corrected with solid execution – staying focused, earning business, increasing sales, running a profitable company and reducing our debt until there is zero dilutive impact on our shareholders. We are not there yet, but we are energized; we have a great team and committed partners, and we believe that we will make substantial additional progress this year.

We are grateful for your patience and support and we look forward to our next communication.

Best Regards,
Kevin Kreisler
Chairman and Chief Executive Officer
GreenShift Corporation

About GreenShift Corporation
GreenShift Corporation (OTC Bulletin Board: GERS) develops and commercializes clean technologies designed to address the financial and environmental needs of GreenShift’s clients by decreasing raw material needs, facilitating co-product reuse, and reducing the generation of wastes and emissions. Additional information on GreenShift and its technologies is available online at www.greenshift.com.

Safe Harbor Statement
This press release contains statements that may constitute "forward-looking statements" within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Those statements include statements regarding the intent, belief or current expectations of GreenShift Corporation and members of its management as well as the assumptions on which such statements are based. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. Important factors currently known to management that could cause actual results to differ materially from those in forward-statements include fluctuation of operating results, the ability to compete successfully, and the ability to complete before-mentioned transactions. The company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.

For more information, please contact:
GreenShift Corporation
Phone:      212-994-5374
Fax:           646-572-6336
Email:           investorrelations@greenshift.com
Web:           www.greenshift.com